UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Introduction

On September 25, 2018, IEA Energy Services LLC (“IEA”), a wholly owned, indirect subsidiary of Infrastructure and Energy Alternatives, Inc. (the “Company”), completed its previously announced acquisition (the “Acquisition”) of Consolidated Construction Solutions I LLC (“CCS I”) pursuant to the terms of the Purchase and Sale Agreement (the “Purchase Agreement”), dated as of August 9, 2018 by and among IEA, CCS I and Consolidated Construction Investment Holdings LLC, as seller.

The aggregate amount of the consideration payable pursuant to the Purchase Agreement was approximately $145.0 million. The Company funded the acquisition consideration and certain costs associated with the acquisition through borrowings under our Credit Agreement, which is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on September 26, 2018 and is incorporated by reference herein.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached as Exhibit 2.1 to the Current Report on Form 8-K/A filed by the Company on August 14, 2018 and incorporated herein by reference in its entirety.

The following unaudited pro forma combined financial statements are based on the historical financial statements of the Company and CCS I after giving effect to the acquisition, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements, as prescribed by the Securities and Exchange Commission guidelines.

The following unaudited pro forma combined balance sheet as of June 30, 2018, is presented as if the purchase had occurred on June 30, 2018. The unaudited pro forma combined statements of operations for the six months ended June 30, 2018, and the year ended December 31, 2017, are presented as if the purchase had occurred on January 1, 2017 with recurring acquisition-related adjustments reflected assuming the transaction occurred at the beginning of the fiscal year presented and carried forward through any interim period presented and described in the accompanying notes.

The historical consolidated financial information has been adjusted in the unaudited pro forma combined financial data to give effect to pro forma events that are, based upon available information and certain assumptions, (i) directly attributable to the acquisition, (ii) factually supportable under the circumstances, and (iii) with respect to the unaudited pro forma combined statement of operations, expected to have a continuing impact on the combined results.

The following unaudited pro forma combined financial statements are prepared for illustrative purposes only and are not necessarily indicative of or intended to represent the results that would have been achieved had the acquisition been consummated as of the dates indicated or that may be achieved in the future. For example, the unaudited pro forma combined financial statements do not reflect any operating efficiencies, associated cost savings or additional costs that we may achieve with respect to the combined companies.

The unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial statements. In addition, the unaudited pro forma combined financial statements should be read in conjunction with (i) the Company’s audited consolidated financial statements and accompanying notes included in the CUrrent Report on Form 8-K filed by the COmpany on March 30, 2018, (ii) the Company’s unaudited condensed consolidated financial statements and accompanying notes included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, (iii) CCS I’s audited consolidated financial statements for the year ended December 31, 2017 and accompanying notes included as Exhibit 99.1 to this Current Report on Form 8-K for the year ended December 31, 2017, and (iv) CCS I’s unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2018 and accompanying notes included as Exhibit 99.2 to this Current Report on Form 8-K.

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
June 30, 2018
($ in thousands, except per share data)

	IEA	CCS I	Pro Forma Adjustments		Purchase Price Allocation		Combined
Assets
Current assets
Cash and cash equivalents	$23,793	$20,961	$(110,113)	(a)
			220,500	(b)
			(10,500)	(c)
			(107,593)	(d)
			(12,628)	(i)
							$24,420
Accounts receivable, net of allowances of $24,925 and $0, respectively	66,246	57,961	—				124,207
Costs and estimated earnings in excess of billings on uncompleted contracts	44,712	7,613	—				52,325
Prepaid expenses and other current assets	2,361	3,057	—				5,418
Total current assets	$137,112	$89,592	$(20,334)		—		$206,370

Property, plant and equipment, net of accumulated depreciation of $17,770 and $17,484, respectively	31,244	38,222	—		26,778	(e)	96,244
Goodwill	3,020	715	(715)	(g)	20,321	(g)	23,341
Intangibles, net of accumulated amortization of $2,061 and $1,941, respectively	—	1,494	(1,494)	(f)	35,000	(f)	35,000
Company-owned life insurance	4,314	—	—				4,314
Other assets	10	1,535	—				1,545
Deferred income taxes - long term	4,508	5,322	—		(1,000)	(h)	8,830
Total assets	$180,208	$136,880	$(22,543)		$81,099		$375,644

Liabilities and Stockholder's Equity (Deficit)
Current liabilities:
Accounts payable and accrued liabilities	125,826	26,436	—				152,262
Billings in excess of costs and estimated earnings on uncompleted contracts	22,112	16,649	—				38,761
Current portion of capital lease obligations	6,524	538	—				7,062
Current portion of notes payable		27,419	(24,925)	(a)			2,494
Term loan - short term	3,360	—	(3,360)	(a)			—
Total current liabilities	$157,822	$71,042	$(28,285)		—		$200,579

Capital lease obligations, net of current maturities	14,148	740	—				14,888
Long-term debt	51,835	33,535	(51,835)	(a)
			(30,193)	(a)
			220,500	(b)
			(10,500)	(c)

							213,342
Deferred compensation	5,263		—				5,263
Contingent Consideration	69,373		—				69,373
Total liabilities	$298,441	$105,317	$99,687		—		$503,445

Commitments and contingencies

Preferred stock, par value, $1965000 per share; -110,313,000 shares authorized; shares and shares issued and outstanding at -3360000 and , respectively	34,965		—				34,965

Stockholders' equity (deficit)
Common stock, par value, $20500000 per share; 220,500,000 shares authorized; shares issued and outstanding at -3360000 and , respectively	2		—				2
Additional paid in capital			—				—
Retained earnings (deficit)	(153,200)	31,563	(107,593)	(d)	81,099	(l)
			(12,628)	(i)
			(2,009)	(e) (f)			(162,768)
Total stockholder's equity (deficit)	$(118,233)	$31,563	$(122,230)		$81,099		$(127,801)
Total liabilities and stockholder's equity (deficit)	$180,208	$136,880	$(22,543)		$81,099		$375,644

See accompanying notes to the unaudited pro forma combined financial statements

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the six months ended June 30, 2018
($ in thousands)

	IEA	CCS I	Pro Forma Adjustments		Combined
Revenue	$224,208	$139,020			$363,228
Cost of revenue	210,494	118,792	6,300	(e)
			1,313	(f)	336,899
Gross profit	13,714	20,228	(7,613)		26,329

Selling, general and administrative expenses	26,158	10,209	2,258	(f)
			(1,100)	(j)	37,525
Income from operations	(12,444)	10,019	(8,771)		(11,196)

Other income (expense), net:
Interest expense, net	(2,381)	(3,565)	—		(5,946)
Other income	11	33	—		44
Income before benefit (provision) for income taxes	(14,814)	6,487	(8,771)		(17,098)

Benefit (provision) for income taxes	2,337	(493)	2,254	(k)	4,098

Net income	$(12,477)	$5,994	$(6,517)		$(13,000)

See accompanying notes to the unaudited pro forma combined financial statements

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2017
($ in thousands)

	IEA	CCS I	Pro Forma Adjustments		Combined
Revenue	$454,949	$280,713	$—		$735,662
Cost of revenue	388,928	240,496	12,500	(e)
			2,625	(f)	644,549
Gross profit	66,021	40,217	(15,125)		91,113

Selling, general and administrative expenses	33,543	20,121	4,514	(f)	58,178
Income from operations	32,478	20,096	(19,639)		32,935

Other income (expense), net:
Interest expense, net	(2,201)	(8,044)	—		(10,245)
Other income	111	303	—		414
Income before benefit (provision) for income taxes	30,388	12,355	(19,639)		23,104

Benefit (provision) for income taxes	(13,863)	(3,553)	8,955	(k)	(8,461)

Net income	$16,525	$8,802	$(10,684)		$14,643

See accompanying notes to the unaudited pro forma combined financial statements

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC
NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1. Basis of presentation

The unaudited pro forma combined balance sheet as of June 30, 2018, is presented as if the purchase had occurred on June 30, 2018. The unaudited pro forma combined statements of operations for the six months ended June 30, 2018, and the year ended December 31, 2017, are presented as if the purchase had occurred on January 1, 2017 with recurring acquisition-related adjustments reflected in each of these periods.

Note 2. Preliminary Acquisition Accounting

The tables below represent the purchase consideration and the preliminary estimated fair values of the assets acquired and liabilities assumed as of the acquisition date. The preliminary estimated fair values have been used to prepare pro forma adjustments in the pro forma combined financial statements. The final determination of fair value for certain assets and liabilities will be completed as soon as the information necessary to complete the analysis is obtained, which may differ materially from the preliminary estimates used in the pro forma adjustments. The primary areas of the preliminary estimates that are not yet finalized relate to property, plant and equipment, identifiable intangible assets, contract assets and liabilities, deferred income taxes, uncertain tax positions, and the fair value of certain contractual obligations.

Preliminary identifiable assets acquired and liabilities assumed (in thousands)
Cash	$—
Accounts Receivable	67,351
Contract assets	7,613
Other current assets	3,057
Property, plant and equipment	65,000
Intangible assets:
Customer relationships	21,000
Non-compete	5,250
Tradename	8,750
Deferred income taxes	4,322
Other non-current assets	1,535
Accounts payable and accrued liabilities	(26,436)
Contract liabilities	(16,649)
Other non-current liabilities	(7,114)
Total identifiable assets	133,679
Goodwill	20,321
Total purchase consideration	$154,000

Note 3. Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma combined financial statements:

(a) To record approximately $220.5 million of new debt. Of this amount, approximately $200.0 million is from the Company's term loan and $20.5 million is from the Company's revolving credit facility.

(b) To record the payoff of the Company's previous credit facility and CCS I debt:

(in thousands)
IEA term loan short-term	$3,360
CCS I current portion of note payable	24,925
IEA long-term debt	53,800
CCS I long-term debt	30,193
IEA deferred financing fees	(1,965)
Pro forma adjustment to reflect repayment of debt	$110,313

(c) To record approximately $10.5 million of deferred financing fees and debt issuance costs related to new debt recorded in adjustment (a).

(d) To eliminate CCS I historical equity balances and cash provided to the Seller.

(e) To record the difference between the historical amount of CCS I's fixed assets and our preliminary estimate of fair value and the related impact to depreciation expense. On a preliminary basis, we increased the book value of CCS I's fixed assets by $26.8 million. The resulting adjustment to depreciation expense was an increase of approximately $6.3 million for the pro forma six months ended June 30, 2018, which is recorded in cost of revenue. The resulting adjustment to depreciation expense was an increase of approximately $12.5 million for the pro forma year ended December 31, 2017.

(f) Reflects the elimination of CCS I pre-existing intangible assets and recognition of the estimated preliminary fair value of identifiable intangible assets acquired. To determine the estimated fair value of intangibles acquired, we engaged a third party valuation specialist to assist management. Our valuation estimates are preliminary and subject to change. The estimated preliminary fair value of identifiable intangible assets acquired is comprised of the following (in thousands):

	Useful Life	Fair Value	Pro Forma Amortization Expense Six Months Ended June 30, 2018	Pro Forma Amortization Expense Year Ended December 31, 2017
Customer relationships	7 years	21,000	1,500	3,000
Backlog	2 years	5,250	1,313	2,625
Tradename	5 years	8,750	875	1,750
		$35,000	3,688	7,375
Historical CCS I amortization expense			(117)	(236)
Pro forma adjustments to amortization expense			$3,571	$7,139

The customer relationships were valued utilizing the “excess earnings method” of the income approach. The estimated discounted cash flows associated with existing customers and projects were based on historical and market participant data. Such discounted cash flows were net of fair market returns on the various tangible and intangible assets that are necessary to realize the potential cash flows.

The fair value of backlog was determined using a discounted “income approach” model. The estimated discounted cash flows were based on expected future revenues for contracts already awarded and include considerations of both contracted margins and expected margins expected to be achieved over the remaining life of these contracts.

The fair value of the tradename was determined based on the “relief from royalty” method of the income approach. The discounted cash flows were estimated using a royalty rate selected based on consideration of several factors, including external research of third party trade name licensing agreements and their royalty rate levels, and management estimates.

(g) To record goodwill as a result of the acquisition. Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed. Goodwill is not amortized, but is assessed at least annually for impairment or when a change in facts and circumstances prompts an assessment. Based on the current tax treatment goodwill is not expected to be deductible for income tax purposes.

(h) To record preliminary tax adjustments related to the acquisition, resulting in a net decrease in deferred tax assets of $1.0 million.

The preliminary $1.1 million net decrease in deferred tax assets from CCS I is primarily due to deferred tax liabilities on a fair market value step up on fixed assets and intangibles including those acquired from CCS I partially offset by a deferred tax assets on CCS I's pre- acquisition tax losses.

(i) To record approximately $12.6 million of the Company and CCS I transaction costs associated with the acquisition, consisting of adviser fees of $6.1 million and $6.5 million change in control payments/bonuses to certain CCS I employees. These fees are recorded against retained earnings solely for the purposes of this presentation. There is no continuing impact of these one-time transaction costs on the combined operating results and, as such, these fees are not included in the unaudited pro forma combined statement of operations.

(j) Represents the elimination of nonrecurring transaction costs incurred by CCS I during the six months ended June 30, 2018 of $1.1 million.

(k) To record the income tax effect as a result of the transaction, calculated using our statutory rate of 25.7% for the six months ended June 30, 2018, and 45.6% for the year ended December 31, 2017.

(l) See footnote 2 for explanation of purchase accounting allocation.